Exhibit 5.1

June 7, 2021
Exact Sciences Corporation
5505 Endeavor Lane
Madison, WI 53719
Ladies and Gentlemen:
We have acted as counsel to Exact Sciences Corporation, a Delaware corporation (the “Company”), in connection with the prospectus supplement (the “Prospectus Supplement”) to the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 1, 2020 (File No. 333-238845) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale from time to time by the selling stockholders listed in the Prospectus Supplement under the heading “Selling Stockholders” and any additional selling stockholders who will be identified in one or more future prospectus supplements (the “Selling Stockholders”), as detailed in the Prospectus Supplement, of up to 125,444 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”). The Shares offered under the Prospectus Supplement were issued to the Selling Stockholders in connection with the Company’s acquisition of Ashion Analytics, LLC, an Arizona limited liability company (“Ashion”), pursuant to that certain Equity Purchase Agreement, dated as of February 12, 2021 (the “Purchase Agreement”).
You have requested our opinion as to the matters set forth below in connection with the Prospectus Supplement. For purposes of rendering that opinion, we have examined: (i) the Prospectus Supplement; (ii) the Registration Statement; (iii) the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended; (iv) the Company’s Fifth Amended and Restated By-Laws; (v) the Purchase Agreement; (vi) the corporate actions of the Company’s Board of Directors that provide for the approval of the Purchase Agreement and the issuance of the Shares thereunder; and (vii) a certificate of an officer of the Company, dated as of the date hereof. Other than our review of the documents listed in (i) through (vii) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.
For the purposes of this opinion letter, we have assumed that: (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; (iv) all signatures on each such document are genuine; and (v) the Company is and will be at the time of issuance or resale of the Shares a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. In rendering our opinion below, we have also assumed that: (i) the corporate actions of the Company referenced in clause (vi) of the previous paragraph has not been, and will not be, revoked, modified or amended; (ii) the Purchase Agreement constitutes a valid and binding obligation of all parties thereto, enforceable against each such party in accordance with its terms; (iii) any certificates representing the Shares will be cancelled to the extent such Shares are sold pursuant to the Registration Statement and, to the extent that the Shares of Common Stock are certificated, and the Company will issue new certificates representing such Shares in connection with their transfer and sale pursuant to the Purchase Agreement, (iv) the transfer of the Shares will be noted in the Company’s stock ledger, (v) the stock ledger will be updated to reflect the cancellation of any Shares previously issued pursuant to the Purchase Agreement and their subsequent transfer pursuant to the Registration Statement, and (vi) all Shares resold by the Selling Stockholders pursuant to the Registration Statement will be validly transferred pursuant to Article 8 of the Uniform Commercial Code. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.
Our opinion set forth below is limited to the Delaware General Corporation Law (“DGCL”) and reported decisions interpreting the DGCL.

Exact Sciences Corporation
June 7, 2021

Based upon and subject to the foregoing, it is our opinion that (i) the Shares were duly authorized for issuance to the Selling Stockholders and (ii) when resold pursuant Registration Statement, the Shares will continue to be validly issued, fully paid and non-assessable.
This opinion is rendered solely in connection with the registration of the shares of Common Stock for resale by the Selling Stockholders under the Registration Statement pursuant to the Prospectus Supplement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws. American Stock Transfer & Trust Company, LLC, in its capacity as the transfer agent for the Common Stock, may rely on the opinion set forth in this letter.
We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the filing of the Prospectus Supplement, which is incorporated by reference in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ K&L Gates LLP
K&L Gates LLP